Exhibit (c)(6)

Conflicts Committee of Höegh LNG Partners LP Discussion Materials May 21, 2022 PRELIMINARY DRAFT SUBJECT TO MATERIAL CHANGES 5/21/2022 8:41 AM

Preliminary Draft – Confidential These materials have been prepared by Evercore Group L.L.C.(“Evercore”) for the Conflicts Committee of the Board of Directors (the “Committee”) of Höegh LNG Partners LP (the “Partnership”) to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Partnership and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Partnership and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Partnership. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Committee. These materials were compiled on a confidential basis for use by the Committee in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.

Preliminary Draft – Confidential I II III Table of Contents Section Situation Overview Summary of Key Findings from Poten Valuation of the Common Units Appendix

Preliminary Draft – Confidential I. Situation Overview

Preliminary Draft – Confidential ◼ We have seen a significant firming of the energy complex generally, and FSRU market specifically, due to increased geo-political risk and dislocation of Russian natural gas attributable to the Ukraine invasion ◼ Energy security and the need for natural gas from non-Russian sources has created significant additional demand for FSRUs 9-10 FSRUs likely to be deployed in Europe ◼ FSRU rates for prompt units suitable for that market have increased dramatically with capex rates in excess of $150k per day Appraisal values of FSRUs have increased reflecting stronger fundamentals Newbuilding prices have also increased for LNG/FSRU vessels ◼ Increased public market interest in the FSRU space, demonstrated by the highly successful IPO of Excelerate Energy ◼ The Sponsor updated its indication of interest on April 12th with an indicative offer of $8.00 per unit ◼ On May 9th, New Fortress Energy sent the Board of the Partnership an unsolicited offer of $12.00 per unit for all LP units outstanding, contingent on termination of the existing management and administrative services agreements between the Partnership and the Sponsor Sponsor’s advisors have verbally reiterated to Evercore that they will not consider New Fortress Energy’s offer, but the Sponsor/Partnership has not formally given notice to that effect ◼ On May 17th, the Committee countered the Sponsor’s indicative offer of $8.00 per unit with an $11.00 per unit offer On May 18th and 19th the Sponsor rejected the $11.00 offer, terminated negotiations and indicated intentions to issue a press release announcing that they were pulling their offer On May 20th, in a series of communications between the Sponsor, Committee and both parties’ advisors, the Sponsor agreed to postpone announcing the termination of negotiations for 48 hours, so both parties could conduct a final round of price discovery ● The Sponsor further indicated that any counter the Committee puts forth should “start with an 8”, or as interpreted by the Committee and its advisors, be in the $8.00-8.99 range Recent Events 1

Preliminary Draft – Confidential $6.73 $4.00 $5.00 $6.00 $7.00 $8.00 $9.00 12/6/21 1/2/22 1/30/22 2/26/22 3/26/22 4/22/22 5/20/22 Unit Price Performance Since 12/3/21 Offer Source: FactSet (as of 5/20/22) Publicly Disclosed $4.25 Offer Price on 12/3/21 2 $8.00 HMLP Offer on 4/12/22 $12.00 NFE Offer on 5/9/22

Preliminary Draft – Confidential 38.9% 7.7% 2.8% 0.0% 16.3% 19.0% 11.6% 3.7% 0.5x 0.6x 0.6x 0.6x 0.9x 1.1x 1.3x 1.3x 0.0x 0.5x 1.0x 1.5x 2.0x 0.0% 15.0% 30.0% 45.0% 60.0% $4.00 - $4.50 $4.50 - $5.00 $5.00 - $5.50 $5.50 - $6.00 $6.00 - $6.50 $6.50 - $7.00 $7.00 - $7.50 $7.50 - $8.00 Cumultative Multiple of Public Float # of Units Traded Trading Analysis Since 12/3/21 Offer Source: FactSet (as of 5/20/22) Note: Based on closing price data. Public float defined as units held by entities unaffiliated with the Sponsor 3 Low Unit Price: $4.22 Date: 1/26/22 Current Unit Price: $6.73 Date: 5/20/22 High Unit Price: $7.89 Date: 3/30/22 Histogram Trading Analysis – Since Offer (12/3/21) % of Units Traded Cumulative Multiple of Public Float ~40% of units traded since offer have been within 25 cents of the $4.25 offer price

Preliminary Draft – Confidential HLNG Offer Current Cmte. NFE 1st 2nd Price Counter Indication HMLP Common Unit Price Consideration $4.25 $8.00 $6.73 $9.00 $10.00 $11.00 $12.00 $13.00 $14.00 $15.00 $16.00 Implied Premium (Discount): HMLP Unaffected Unit Price of $3.93 as of 12/3/21 8% 104% 71% 129% 154% 180% 205% 231% 256% 282% 307% HMLP Current Unit Price of $6.73 as of 5/20/22 (37%) 19% 0% 34% 49% 63% 78% 93% 108% 123% 138% 10-day VWAP of $6.25 (32%) 28% 8% 44% 60% 76% 92% 108% 124% 140% 156% 30-day VWAP of $6.67 (36%) 20% 1% 35% 50% 65% 80% 95% 110% 125% 140% 90-day VWAP of $6.06 (30%) 32% 11% 49% 65% 82% 98% 115% 131% 148% 164% Total Partnership Common Units Outstanding 33.373 33.373 33.373 33.373 33.373 33.373 33.373 33.373 33.373 33.373 33.373 Implied HMLP Equity Value (100%) $141.8 $267.0 $224.6 $300.4 $333.7 $367.1 $400.5 $433.8 $467.2 $500.6 $534.0 (+) Preferred Equity as of 5/20/22 170.9 170.9 170.9 170.9 170.9 170.9 170.9 170.9 170.9 170.9 170.9 (+) Total Debt Outstanding as of 12/31/21 416.5 416.5 416.5 416.5 416.5 416.5 416.5 416.5 416.5 416.5 416.5 (–) Accumulated Profits of JVs as of 12/31/21 (35.7) (35.7) (35.7) (35.7) (35.7) (35.7) (35.7) (35.7) (35.7) (35.7) (35.7) (–) Cash and Cash Equivalents as of 12/31/21 (61.9) (61.9) (61.9) (61.9) (61.9) (61.9) (61.9) (61.9) (61.9) (61.9) (61.9) Implied HMLP Enterprise Value $631.6 $756.7 $714.4 $790.1 $823.5 $856.9 $890.2 $923.6 $957.0 $990.4 $1,023.7 TEV / EBITDA Metric 2022E $107.8 5.9x 7.0x 6.6x 7.3x 7.6x 7.9x 8.3x 8.6x 8.9x 9.2x 9.5x 2023E 107.6 5.9 7.0 6.6 7.3 7.7 8.0 8.3 8.6 8.9 9.2 9.5 P / NAV Metric Appraised Value (NAV) $367.9 0.39x 0.73x 0.61x 0.82x 0.91x 1.00x 1.09x 1.18x 1.27x 1.36x 1.45x Common Units Owned by Unaffiliated Unit Holders 17.659 17.659 17.659 17.659 17.659 17.659 17.659 17.659 17.659 17.659 17.659 HMLP Common Unit Consideration $4.25 $8.00 $6.73 $9.00 $10.00 $11.00 $12.00 $13.00 $14.00 $15.00 $16.00 Implied Offer Value to Unaffiliated Unit Holders $75.0 $141.3 $118.8 $158.9 $176.6 $194.2 $211.9 $229.6 $247.2 $264.9 $282.5 Transaction Summary Analysis at Various Prices ($ in millions, except per unit data) Source: FactSet (as of 5/20/22), Bloomberg (as of 5/20/22), Partnership Management 1. VWAPs from Bloomberg calculated as of 5/20/22 2. Preferred equity value is based on 7.089mm outstanding units at a price of $24.10 (as of 5/20/22) 3. Cash balance includes restricted cash 4. EBITDA projections reflect management Case 7 assumptions; Excludes share of results from JVs 5. Based on average of charter-free appraised values indicated in Fearnleys and Braemar appraisal reports dated May 2022, as provided by Partnership. Neptune and Cape Ann asset values adjusted for 50% ownership 4 1 1 2 3 4 5 1

Preliminary Draft – Confidential II. Summary of Key Findings from Poten

Preliminary Draft – Confidential ◼ FSRUs are now a well-established technology and solution, and given current market circumstances, demand has rapidly accelerated Energy security / the impact of Russian invasion of Ukraine is a material accelerant of demand High LNG prices may cause demand destruction for price-sensitive projects Asia / other emerging markets ◼ New FSRU supply is virtually non-existent as there are no imminent newbuildings or conversions Conversions are becoming more expensive ($50-80mm+ foregone revenue), and conversion candidates will have limitations / disadvantages to ships purpose-built as FSRUs Timing of newbuilds is 3-4 years (2026) versus 18 months ◼ Newbuild LNG/FSRU prices have increased significantly in the last year, and capex rates tend to be highly correlated with newbuild prices Charter rates are extremely high for prompt availability into Europe, particularly for closed loop / high-spec vessels Current rates are in the $125-150k range per day, though only a discrete number of vessels may be deployed at these levels With newbuilding prices high, capex rates may stay above $120k per day in the short term ◼ Conversion costs and upgrade costs have materially increased ◼ The Partnership’s vessels have a number of trading limitations due to technical specifications that may be suboptimal for many users Summary of Key Findings Source: Poten Partners 5

Preliminary Draft – Confidential ◼ Given the Partnership’s FSRUs have 8+ years of average remaining duration, they will be unable to exploit the full upside from the current supply/demand dynamic ◼ Downside scenarios of the Lampung are possible, but the impact is likely less severe than management predicts, given the lack of alternative vessels for PGN ◼ HMLP’s fleet has some identified technological disadvantages that may negatively impact the rates the vessels are able to earn ◼ Lampung upgrade costs are now estimated by management to be more than double the original estimates; Poten generally agreed with this conclusion ◼ Management’s projected drydock schedule may be too infrequent and/or may reflect too low of drydock costs; if this were the case, the Partnership’s cash flows would be negatively impacted ◼ Recharter rates are very difficult to predict and rates predicted by Poten are relatively similar to Management’s forecast Key Takeaways for the Partnership Source: Poten Partners 6

Preliminary Draft – Confidential ◼ Estimated total of ~60 projects by 2030, requiring around 15 additional FSRUs Diversification from Russian supply and displacement of other fuels drives European FSRU demand and restricts FSRU availability elsewhere Currently there is a requirement for 4 FSRUs in Germany, 2 in Italy, 1 in France, 1 in Poland, 1 in Latvia and 1 shared FSRU for Finland and Estonia It is likely that other European countries will be looking for FSRUs as the conflict continues Asia, the Middle East and South America all have large growth potential but are more price-sensitive than Europe ● Several projects are likely to be delayed due to current elevated LNG costs ◼ FSRU supply is limited in the short-term No contracted FSRU newbuildings Many LNGC vessels are not suitable for conversion and with the increase in projected LNG demand, the economics for FSRU conversion may not make sense There is a multi-year lag before newbuilds can fill the shortfall and converted LNGCs will not be suitable for many projects Positive FSRU Supply / Demand Dynamics FSRU Supply and Demand 0 10 20 30 40 50 60 70 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030 # of FSRUs Americas Europe Middle East Indian Subcontinent South East Asia Africa Other APAC Supply Source: Poten Partners 7 FSRU demand expected to exceed supply through 2030

Preliminary Draft – Confidential III. Valuation of the Common Units

Preliminary Draft – Confidential NAV Useful Life DCF Peer Trading Precedents Price / NAV Multiple: 0.70x – 1.05x LTM EBITDA Multiple: 7.0x – 10.5x Based on Low and High Equity Research Price Targets Equity Research Price Targets1 Charter Free Net Asset Value EV / 2022E EBITDA EV / 2023E EBITDA Price / NAV Appraised Asset Value Sensitivity: ± 5.0% Based on High and Low Midpoint DCF Values Across Management Cases TEV / LTM EBITDA 52-Week Common Unit Price Range Premiums Paid Based on 25th and 75th percentile of the One-Day, One-Week and One-Month Premiums Paid Management Cases 2022E EBITDA Multiple: 7.0x – 9.0x 2023E EBITDA Multiple: 6.5x – 8.5x $9.42 $3.42 $7.94 $6.28 $7.72 $6.30 $3.77 $4.68 $5.00 $12.62 $9.79 $14.40 $12.72 $11.57 $16.79 $8.17 $6.10 $9.50 $11.02 $6.61 $11.17 $9.50 $9.65 $11.54 $ - $5.00 $10.00 $15.00 $20.00 $18.17 HLNG Revised Offer: $8.00 NFE Price Indication: $12.00 Unit price (as of 5/20/22): $6.73 Original HLNG Offer: $4.25 Valuation of the Common Units Summary Valuation of the Common Units 8 For Reference Only 52-week Range Range since distribution cut2 Source: Partnership Management, FactSet (as of 5/20/22), Duff & Phelps 2022 Valuation Handbook, Wall Street research Note: This summary of certain analyses is provided for illustrative purposes. It does not represent all of the analyses performed by Evercore and should be considered with the information elsewhere in this presentation. As compared with the draft of the materials presented to the Committee on May 16, 2022, the useful life discounted cash flow analysis shown herein does not consider the illustrative $4mm of annual G&A synergies the Partnership may be able to achieve from a take-private transaction. As is customary in similar transactions, the valuation analysis contained herein assesses the Partnership on a standalone basis. The previously considered $4mm in annual synergies represents $1.32 per unit of value at a discount rate of 8.50%. 1. Price target estimates include B Riley estimate of $5.00 as of 11/19/21 (subsequent $4.25 price target predicated on the offer price being accepted) and Stifel estimate of $9.50 as of 3/28/22 2. On July 27, 2021 HMLP announced a reduction in the quarterly cash distribution per common unit from $0.44 to $0.01

Preliminary Draft – Confidential Valuation of the Common Units Source: February 2022 appraisals based on average of Fearnleys (2/11/22) and Braemar (2/11/22), May 2022 appraisals based on average of Fearnleys (5/10/22) and Braemar (5/11/22) 1. Adjusted for JV vessels proportionate share 9 Charter-Free Asset Value Comparison Individual Vessels $169 $163 $234 $237 $245 $198 $192 $283 $288 $304 Neptune Cape Ann Lampung Höegh Gallant Höegh Grace Feb-22 Valuations May-22 Valuations $881 $1,068 Feb-22 Valuations May-22 Valuations Full Fleet1 17% 18% 21% 22% 24% % Change: 20% ($ in millions) Update on Appraisals

Preliminary Draft – Confidential Number Avg. Value Appraised Vessel Type of Vessels per Vessel Asset Value1 Charter-Free Gross Asset Value2 5 $213.7 $1,068.3 (+) Cash & Cash Equivalents as of 12/31/213 61.9 (+) Net Working Capital as of 12/31/21 (9.5) (–) Preferred Equity as of 5/20/22 (170.9) (–) Total Debt Outstanding as of 12/31/21 (416.5) (–) Total JV Debt Outstanding as of 12/31/212 (165.4) Net Asset Value $367.9 Total Units Outstanding 33.373 NAV per Common Unit $11.02 HMLP Common Unit Price as of 5/20/22 $6.73 Implied Price / NAV 0.61x Valuation of the Common Units Source: Partnership Management, FactSet (as of 5/20/22) 1. Average of charter-free appraised values indicated in Fearnleys and Braemar appraisal reports dated May 2022, as provided by Partnership. Neptune and Cape Ann asset values adjusted for 50% ownership 2. Based on 50.0% ownership of Neptune and Cape Ann 3. Includes restricted cash ($ in millions, except per unit data) Net Asset Value Analysis NAV per Common Unit Sensitivity Analysis 10 HMLP Net Asset Value Calculation $7.82 $9.42 $11.02 $12.62 $14.22 (10.0%) (5.0%) 0.0% 5.0% 10.0% Premium / (Discount) to Appraised Asset Value

Preliminary Draft – Confidential

Valuation of the Common Units

($ in millions, except per day data)

Scenario Analysis – Key Assumptions per Partnership Management

Fleet

- Three fully-owned vessels
- Two 50% ownership joint venture vessels
- Assumed useful life of 35-years per vessel

Utilization

- Utilization based on drydock and offhire schedules
- Drydock assumed in five year increments for each vessel
- Offhire assumed as 20 days, except for *Lampung* and *Grace*, which are assumed as 24 and 30 days, respectively

TCE Rates / Revenue Build

- Assumes that ships roll to spot rate business post completion of scheduled charter expiration[1]

Expenses / Costs

- Direct expenses, corporate G&A, dry docking expense and baseline vessel opex assumed to grow at 5.0% inflation over 2023 and 2024 and 2.0% thereafter
- Assumes the below annual corporate level expenses[2]:

Vessel	Income Tax	Withholding Tax	G&A Expenses
PGN FSRU Lampung	$6.4	$1.6	
Höegh Gallant	0.2	0.1	
Höegh Grace	2.6	0.3	
Total	**$9.2**	**$2.0**	**$7.2**

Scrap Value

- Assumes the below scrap values and scrap dates:

Vessel	Scrap Value	Scrap Date
PGN FSRU Lampung	$13.5	4/22/49
Höegh Gallant	13.5	11/4/49
Höegh Grace	13.5	3/29/51
Neptune	12.1	11/30/44
Cape Ann	12.1	6/1/45

EVERCORE

11

Source: Partnership Management

1. *PGN FSRU Lampung* sensitized across cases which consider the early termination of its current charter
2. Figures in 2022 nominal values

HÖEGH LNG PARTNERS LP

Preliminary Draft – Confidential

Valuation of the Common Units

Scenario Analysis – Key Assumptions (Cont'd)

Summary of Key Assumptions by Vessel

PGN FSRU Lampung by Case

	Item	Case 1	Case 2	Case 3	Case 4	Case 5	Case 6	Case 7
Arbitration & Capacity Upgrade	Annual PGN Arbitration Costs ($mm)	$4.0	$4.0	$4.0	$4.0	$4.0	$4.0	$4.0
	Arbitration Costs End Date	10/31/22	10/31/22	10/31/22	10/31/22	10/31/22	12/31/23	12/31/23
	Termination / Sale Proceeds ($mm)	$ -	$ -	$280.0	$160.0	$100.0		
	Capacity Upgrade Costs ($mm)				75.0	75.0	75.0	75.0
Recharter Assumptions	First Recharter Capex Rate ($k/d)	$90.0	$80.0		$65.0	$65.0	$65.0	$65.0
	Subsequent Recharter Capex Rate ($k/d)	90.0	80.0		65.0	65.0	65.0	65.0
	Opex Rate ($k/d)	31.3	31.3		20.6	20.6	20.6	20.6
	Opex Cost ($k/d)	24.8	24.8		20.6	20.6	20.6	20.6
	Annual Comissions Expense ($mm)	1.5	1.5		0.8	0.8	0.8	0.8

All Other Vessels

	Item	Current Contract	Idle Assumption	Long-Term Assumption
Höegh Gallant	Capex Rate ($k/d)[1]	$60.0	$ -	$70.0
	Opex Rate ($k/d)	25.0	-	20.6
	Tax Element ($k/d)	-	-	-
	Opex Cost ($k/d)	22.6	17.0	20.6
	Annual Commissions Expense ($mm)	0.2	0.0	0.8
Höegh Grace	Capex Rate ($k/d)	$114.5	$ -	$70.0
	Opex Rate ($k/d)	25.0	-	20.6
	Tax Element ($k/d)	12.0	-	-
	Opex Cost ($k/d)	25.2	18.0	20.6
	Annual Commissions Expense ($mm)	0.8	0.0	0.8
Neptune	Capex Rate ($k/d)	$90.0	$ -	$35.0
	Opex Rate ($k/d)	22.8	-	20.6
	Tax Element ($k/d)	-	-	-
	Opex Cost ($k/d)	20.0	21.8	20.6
	Annual Commissions Expense ($mm)	0.8	0.0	0.8
Cape Ann	Capex Rate ($k/d)	$90.0	$ -	$35.0
	Opex Rate ($k/d)	19.1	-	20.6
	Tax Element ($k/d)	-	-	-
	Opex Cost ($k/d)	17.2	21.8	20.6
	Annual Commissions Expense ($mm)	0.8	0.0	0.8

EVERCORE

12

Source: Partnership Management
Note: Figures in 2022 nominal values
1. *Gallant* assumed to receive additional make-whole payment of $44k per day from the Sponsor until August 2025

HÖEGH LNG PARTNERS LP

Preliminary Draft – Confidential Valuation of the Common Units Case 1 ◼ PGN contract is amended starting in November 2022 Capex rate is reduced from $110k/d to $90k/d Contract length is extended 5 years Vessel ownership is transferred to PGN at the end of the contract (Nov. 2039) for $1 Case 2 ◼ PGN contract is amended starting in November 2022 Capex rate is reduced from $110k/d to $80k/d Contract length is extended 5 years Vessel ownership is transferred to PGN at the end of the contract (Nov. 2039) for $1 Case 3 ◼ PGN buys the vessel for $280mm in November 2022 and the contract terminates Case 4 ◼ PGN pays $160mm to HMLP to terminate the contract in November 2022 ◼ Lampung is idle for 18 months - upgraded for $75mm and incurs opex while idle ◼ Redeployed at a capex rate of $65k/d, and operated for remaining useful life. Assumes 10 year contract duration for new employment and 9 months idle time between each renewal with $5mm class renewal cost Case 5 ◼ PGN pays $100mm to HMLP to terminate the contract in November 2022 ◼ Lampung is idle for 18 months - upgraded for $75mm and incurs opex while idle ◼ Redeployed at a capex rate of $65k/d, and operated for remaining useful life. Assumes 10 year contract duration for new employment and 9 months idle time between each renewal with $5mm class renewal cost Case 6 ◼ PGN wins arbitration and the contract is terminated in January 2024 without any compensation ◼ Lampung is idle for 18 months - upgraded for $75mm and incurs opex while idle ◼ Redeployed at a capex rate of $65k/d, and operated for remaining useful life. Assumes 10 year contract duration for new employment and 9 months idle time between each renewal with $5mm class renewal cost Case 7 ◼ PGN contract remains in place through 2034, the vessel is upgraded for $75mm assumed idle for four months; incurs opex while idle ◼ Redeployed at a capex rate of $65k/d, and operated for remaining useful life. Assumes 10 year contract duration for new employment and 9 months idle time between each renewal with $5mm class renewal cost 13 Source: Partnership Management Partnership Management Cases: Lampung Scenarios

Preliminary Draft – Confidential Valuation of the Common Units Useful Life Discounted Cash Flow Analysis by Case 14 Source: Partnership Management, FactSet (as of 5/20/22), Duff & Phelps 2022 Valuation Handbook, Wall Street research Note: Indicated valuation ranges based on sensitivity analysis assuming WACC of 8.00% to 9.00% and assuming midpoint recharter capex rates sensitized by ± 5.0%. As compared with the draft of the materials presented to the Committee on May 16, 2022, the useful life discounted cash flow analysis shown herein does not consider the illustrative $4mm of annual G&A synergies the Partnership may be able to achieve from a take-private transaction. As is customary in similar transactions, the valuation analysis contained herein assesses the Partnership on a standalone basis. The previously considered $4mm in annual synergies represents $1.32 per unit of value at a discount rate of 8.50%. Partnership Management Cases Case 1 Case 2 Case 3 Case 4 Case 5 Case 6 Case 7 $7.09 $6.25 $8.69 $5.56 $3.92 $2.00 $7.70 $9.75 $8.86 $10.99 $8.67 $7.01 $5.00 $10.59 $8.36 $7.50 $9.79 $7.04 $5.39 $3.42 $9.07 $ - $3.00 $6.00 $9.00 $12.00

Preliminary Draft – Confidential Valuation of the Common Units Partnership Management Case 1 – Useful Life Discounted Cash Flow Analysis 15 ($ in millions, except per unit and per day data) DCF Sensitivity Source: Partnership Management, FactSet and Bloomberg (as of 5/20/22), Duff & Phelps 2022 Valuation Handbook Note: As compared with the draft of the materials presented to the Committee on May 16, 2022, the useful life discounted cash flow analysis shown herein does not consider the illustrative $4mm of annual G&A synergies the Partnership may be able to achieve from a take-private transaction. As is customary in similar transactions, the valuation analysis contained herein assesses the Partnership on a standalone basis. The previously considered $4mm in annual synergies represents $1.32 per unit of value at a discount rate of 8.50% 1. Excludes share of results from JVs 2. Represents a non-cash add back 3. Based on 50.0% ownership of JV vessels; Upon each JV vessel’s scrap date, its unrestricted cash balance, including vessel scrap proceeds, are assumed to be distributed on pro rata basis Spot Recharter Capex Rates JVs: $31,500 $33,250 $35,000 $36,750 $38,500 Lampung: 81,000 85,500 90,000 94,500 99,000 Gallant & Grace: 63,000 66,500 70,000 73,500 77,000 7.50% $8.98 $9.56 $10.13 $10.71 $11.28 8.00% 8.15 8.68 9.22 9.75 10.29 8.50% 7.36 7.86 8.36 8.86 9.37 9.00% 6.63 7.09 7.56 8.03 8.50 9.50% 5.93 6.37 6.81 7.25 7.69 WACC For the Years Ending December 31, '22 '23 '24 '25 '26 '27 '28 '29 '30 '31 '32 '33 '34 '35 '36 '37 '38 '39 '40 '41 '42 '43 '44 '45 '46 '47 '48 '49 '50 '51 EBITDA1 $107 $104 $103 $97 $85 $63 $65 $64 $64 $60 $70 $73 $72 $70 $71 $73 $72 $63 $38 $35 $36 $37 $37 $36 $34 $36 $36 $31 $11 $2 (+) Receipt of Repayment from Lampung Finance Lease2 6 6 6 6 7 7 7 8 8 8 4 ------------------- (+) Distributions from JVs3 - 3 3 3 5 5 5 5 6 11 11 11 11 11 11 11 10 10 10 11 11 10 17 10 ------ (+) Vessel Scrap and Sale Proceeds ----------------- 0 --------- 14 - 14 (–) Repayment / Proceeds of Shareholder Loans (2) 7 3 2 -------------------------- (–) Taxes (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (1) (–) Drydock Capex --(8) -(4) --(9) -(5) --(10) -(6) --(12) -(6) --(7) -(7) --(7) -- Unlevered Free Cash Flow $99 $108 $96 $97 $82 $64 $67 $57 $67 $63 $74 $73 $62 $70 $65 $72 $72 $50 $45 $36 $44 $44 $44 $43 $24 $33 $32 $34 $8 $15 PV of FCF @ 8.50% Discount Rate $94 $95 $77 $72 $56 $41 $39 $31 $33 $29 $31 $28 $22 $23 $20 $20 $18 $12 $10 $7 $8 $8 $7 $6 $3 $4 $4 $4 $1 $1 Total PV of FCF $804.6 Total Enterprise Value $804.6 (–) Preferred Equity as of 5/20/22 (170.9) (–) Total Debt Outstanding as of 12/31/21 (416.5) (+) Cash and Cash Equivalents as of 12/31/21 61.9 Equity Value $279.1 Common Units Outstanding 33.373 Implied Price per Common Unit $8.36

Preliminary Draft – Confidential Valuation of the Common Units Partnership Management Case 2 – Useful Life Discounted Cash Flow Analysis 16 ($ in millions, except per unit and per day data) DCF Sensitivity Spot Recharter Capex Rates JVs: $31,500 $33,250 $35,000 $36,750 $38,500 Lampung: 72,000 76,000 80,000 84,000 88,000 Gallant & Grace: 63,000 66,500 70,000 73,500 77,000 7.50% $8.06 $8.64 $9.21 $9.79 $10.36 8.00% 7.25 7.79 8.33 8.86 9.40 8.50% 6.49 6.99 7.50 8.00 8.50 9.00% 5.78 6.25 6.72 7.19 7.65 9.50% 5.11 5.55 5.99 6.43 6.86 WACC For the Years Ending December 31, '22 '23 '24 '25 '26 '27 '28 '29 '30 '31 '32 '33 '34 '35 '36 '37 '38 '39 '40 '41 '42 '43 '44 '45 '46 '47 '48 '49 '50 '51 EBITDA1 $107 $101 $97 $93 $82 $59 $62 $61 $61 $57 $67 $71 $70 $67 $68 $70 $70 $61 $39 $36 $37 $38 $38 $37 $35 $37 $37 $32 $11 $2 (+) Receipt of Repayment from Lampung Finance Lease2 6 6 6 6 7 7 7 8 8 8 4 ------------------- (+) Distributions from JVs3 - 3 3 3 5 5 5 5 6 11 11 11 11 11 11 11 10 10 10 11 11 10 17 10 ------ (+) Vessel Scrap and Sale Proceeds 0 -------------------------- 14 - 14 (–) Repayment / Proceeds of Shareholder Loans (2) 7 3 2 -------------------------- (–) Taxes (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (1) (–) Drydock Capex --(8) -(4) --(9) -(5) --(10) -(6) --(12) -(6) --(7) -(7) --(7) -- Unlevered Free Cash Flow $99 $105 $89 $94 $79 $61 $63 $53 $64 $60 $71 $70 $59 $67 $62 $69 $69 $48 $46 $37 $45 $45 $45 $44 $25 $34 $34 $35 $8 $15 PV of FCF @ 8.50% Discount Rate $94 $92 $72 $70 $54 $38 $37 $29 $32 $27 $30 $27 $21 $22 $19 $19 $18 $12 $10 $7 $8 $8 $7 $6 $3 $4 $4 $4 $1 $1 Total PV of FCF $775.6 Total Enterprise Value $775.6 (–) Preferred Equity as of 5/20/22 (170.9) (–) Total Debt Outstanding as of 12/31/21 (416.5) (+) Cash and Cash Equivalents as of 12/31/21 61.9 Equity Value $250.1 Common Units Outstanding 33.373 Implied Price per Common Unit $7.50 Source: Partnership Management, FactSet and Bloomberg (as of 5/20/22), Duff & Phelps 2022 Valuation Handbook Note: As compared with the draft of the materials presented to the Committee on May 16, 2022, the useful life discounted cash flow analysis shown herein does not consider the illustrative $4mm of annual G&A synergies the Partnership may be able to achieve from a take-private transaction. As is customary in similar transactions, the valuation analysis contained herein assesses the Partnership on a standalone basis. The previously considered $4mm in annual synergies represents $1.32 per unit of value at a discount rate of 8.50% 1. Excludes share of results from JVs 2. Represents a non-cash add back 3. Based on 50.0% ownership of JV vessels; Upon each JV vessel’s scrap date, its unrestricted cash balance, including vessel scrap proceeds, are assumed to be distributed on pro rata basis

Preliminary Draft – Confidential Valuation of the Common Units Partnership Management Case 3 – Useful Life Discounted Cash Flow Analysis 17 ($ in millions, except per unit and per day data) DCF Sensitivity Spot Recharter Capex Rates JVs: $31,500 $33,250 $35,000 $36,750 $38,500 Lampung: ----- Gallant & Grace: 63,000 66,500 70,000 73,500 77,000 7.50% $10.02 $10.60 $11.17 $11.75 $12.32 8.00% 9.38 9.92 10.46 10.99 11.53 8.50% 8.79 9.29 9.79 10.29 10.79 9.00% 8.23 8.69 9.16 9.63 10.10 9.50% 7.70 8.14 8.58 9.01 9.45 WACC For the Years Ending December 31, '22 '23 '24 '25 '26 '27 '28 '29 '30 '31 '32 '33 '34 '35 '36 '37 '38 '39 '40 '41 '42 '43 '44 '45 '46 '47 '48 '49 '50 '51 EBITDA1 $103 $76 $76 $69 $58 $36 $39 $39 $38 $34 $40 $39 $39 $36 $37 $38 $38 $38 $38 $35 $36 $37 $37 $36 $34 $36 $36 $31 $11 $2 (+) Receipt of Repayment from Lampung Finance Lease2 4 ----------------------------- (+) Distributions from JVs3 - 3 3 3 5 5 5 5 6 11 11 11 11 11 11 11 10 10 10 11 11 10 17 10 ------ (+) Vessel Scrap and Sale Proceeds 280 -------------------------- 14 - 14 (–) Repayment / Proceeds of Shareholder Loans (2) 7 3 2 -------------------------- (–) Taxes (11) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (3) (1) (–) Drydock Capex --(4) -(4) --(5) -(5) --(5) -(6) --(6) -(6) --(7) -(7) --(7) -- Unlevered Free Cash Flow $374 $83 $74 $71 $57 $38 $41 $36 $42 $37 $48 $47 $41 $44 $39 $46 $46 $39 $45 $36 $44 $44 $44 $43 $24 $33 $32 $34 $8 $15 PV of FCF @ 8.50% Discount Rate $347 $72 $60 $53 $39 $24 $24 $19 $21 $17 $20 $18 $15 $14 $12 $13 $12 $9 $10 $7 $8 $8 $7 $6 $3 $4 $4 $4 $1 $1 Total PV of FCF $852.1 Total Enterprise Value $852.1 (–) Preferred Equity as of 5/20/22 (170.9) (–) Total Debt Outstanding as of 12/31/21 (416.5) (+) Cash and Cash Equivalents as of 12/31/21 61.9 Equity Value $326.7 Common Units Outstanding 33.373 Implied Price per Common Unit $9.79 Source: Partnership Management, FactSet and Bloomberg (as of 5/20/22), Duff & Phelps 2022 Valuation Handbook Note: As compared with the draft of the materials presented to the Committee on May 16, 2022, the useful life discounted cash flow analysis shown herein does not consider the illustrative $4mm of annual G&A synergies the Partnership may be able to achieve from a take-private transaction. As is customary in similar transactions, the valuation analysis contained herein assesses the Partnership on a standalone basis. The previously considered $4mm in annual synergies represents $1.32 per unit of value at a discount rate of 8.50% 1. Excludes share of results from JVs 2. Represents a non-cash add back 3. Based on 50.0% ownership of JV vessels; Upon each JV vessel’s scrap date, its unrestricted cash balance, including vessel scrap proceeds, are assumed to be distributed on pro rata basis

Preliminary Draft – Confidential Valuation of the Common Units Partnership Management Case 4 – Useful Life Discounted Cash Flow Analysis 18 ($ in millions, except per unit and per day data) DCF Sensitivity Spot Recharter Capex Rates JVs: $31,500 $33,250 $35,000 $36,750 $38,500 Lampung: 58,500 61,750 65,000 68,250 71,500 Gallant & Grace: 63,000 66,500 70,000 73,500 77,000 7.50% $6.86 $7.76 $8.66 $9.57 $10.47 8.00% 6.13 6.98 7.83 8.67 9.52 8.50% 5.45 6.25 7.04 7.84 8.64 9.00% 4.81 5.56 6.31 7.06 7.81 9.50% 4.22 4.93 5.63 6.34 7.05 WACC For the Years Ending December 31, '22 '23 '24 '25 '26 '27 '28 '29 '30 '31 '32 '33 '34 '35 '36 '37 '38 '39 '40 '41 '42 '43 '44 '45 '46 '47 '48 '49 '50 '51 EBITDA1 $102 $68 $88 $92 $81 $59 $62 $61 $61 $57 $63 $62 $39 $56 $60 $61 $61 $58 $60 $57 $59 $59 $56 $32 $56 $58 $58 $38 $11 $2 (+) Receipt of Repayment from Lampung Finance Lease2 4 ----------------------------- (+) Distributions from JVs3 - 3 3 3 5 5 5 5 6 11 11 11 11 11 11 11 10 10 10 11 11 10 17 10 ------ (+) Vessel Scrap and Sale Proceeds 160 -------------------------- 14 - 14 (–) Repayment / Proceeds of Shareholder Loans (2) 7 3 2 -------------------------- (–) Taxes (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (7) (3) (1) (–) Drydock Capex -(75) (8) -(4) --(9) -(5) --(10) -(6) --(12) -(6) --(13) -(7) --(7) -- Unlevered Free Cash Flow $252 ($9) $74 $86 $71 $53 $55 $46 $56 $52 $62 $62 $28 $56 $54 $61 $60 $45 $59 $50 $58 $58 $49 $30 $38 $47 $47 $37 $8 $15 PV of FCF @ 8.50% Discount Rate $235 ($6) $60 $64 $49 $34 $32 $25 $28 $24 $26 $24 $10 $18 $16 $17 $15 $11 $13 $10 $11 $10 $8 $4 $5 $6 $5 $4 $1 $1 Total PV of FCF $760.5 Total Enterprise Value $760.5 (–) Preferred Equity as of 5/20/22 (170.9) (–) Total Debt Outstanding as of 12/31/21 (416.5) (+) Cash and Cash Equivalents as of 12/31/21 61.9 Equity Value $235.1 Common Units Outstanding 33.373 Implied Price per Common Unit $7.04 Source: Partnership Management, FactSet and Bloomberg (as of 5/20/22), Duff & Phelps 2022 Valuation Handbook Note: As compared with the draft of the materials presented to the Committee on May 16, 2022, the useful life discounted cash flow analysis shown herein does not consider the illustrative $4mm of annual G&A synergies the Partnership may be able to achieve from a take-private transaction. As is customary in similar transactions, the valuation analysis contained herein assesses the Partnership on a standalone basis. The previously considered $4mm in annual synergies represents $1.32 per unit of value at a discount rate of 8.50% 1. Excludes share of results from JVs 2. Represents a non-cash add back 3. Based on 50.0% ownership of JV vessels; Upon each JV vessel’s scrap date, its unrestricted cash balance, including vessel scrap proceeds, are assumed to be distributed on pro rata basis

Preliminary Draft – Confidential Valuation of the Common Units Partnership Management Case 5 – Useful Life Discounted Cash Flow Analysis 19 ($ in millions, except per unit and per day data) DCF Sensitivity Spot Recharter Capex Rates JVs: $31,500 $33,250 $35,000 $36,750 $38,500 Lampung: 58,500 61,750 65,000 68,250 71,500 Gallant & Grace: 63,000 66,500 70,000 73,500 77,000 7.50% $5.19 $6.09 $6.99 $7.89 $8.80 8.00% 4.47 5.31 6.16 7.01 7.86 8.50% 3.79 4.59 5.39 6.18 6.98 9.00% 3.17 3.92 4.67 5.41 6.16 9.50% 2.58 3.28 3.99 4.70 5.40 WACC For the Years Ending December 31, '22 '23 '24 '25 '26 '27 '28 '29 '30 '31 '32 '33 '34 '35 '36 '37 '38 '39 '40 '41 '42 '43 '44 '45 '46 '47 '48 '49 '50 '51 EBITDA1 $102 $68 $88 $92 $81 $59 $62 $61 $61 $57 $63 $62 $39 $56 $60 $61 $61 $58 $60 $57 $59 $59 $56 $32 $56 $58 $58 $38 $11 $2 (+) Receipt of Repayment from Lampung Finance Lease2 4 ----------------------------- (+) Distributions from JVs3 - 3 3 3 5 5 5 5 6 11 11 11 11 11 11 11 10 10 10 11 11 10 17 10 ------ (+) Vessel Scrap and Sale Proceeds 100 -------------------------- 14 - 14 (–) Repayment / Proceeds of Shareholder Loans (2) 7 3 2 -------------------------- (–) Taxes (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (7) (3) (1) (–) Drydock Capex -(75) (8) -(4) --(9) -(5) --(10) -(6) --(12) -(6) --(13) -(7) --(7) -- Unlevered Free Cash Flow $192 ($9) $74 $86 $71 $53 $55 $46 $56 $52 $62 $62 $28 $56 $54 $61 $60 $45 $59 $50 $58 $58 $49 $30 $38 $47 $47 $37 $8 $15 PV of FCF @ 8.50% Discount Rate $180 ($6) $60 $64 $49 $34 $32 $25 $28 $24 $26 $24 $10 $18 $16 $17 $15 $11 $13 $10 $11 $10 $8 $4 $5 $6 $5 $4 $1 $1 Total PV of FCF $705.2 Total Enterprise Value $705.2 (–) Preferred Equity as of 5/20/22 (170.9) (–) Total Debt Outstanding as of 12/31/21 (416.5) (+) Cash and Cash Equivalents as of 12/31/21 61.9 Equity Value $179.8 Common Units Outstanding 33.373 Implied Price per Common Unit $5.39 Source: Partnership Management, FactSet and Bloomberg (as of 5/20/22), Duff & Phelps 2022 Valuation Handbook Note: As compared with the draft of the materials presented to the Committee on May 16, 2022, the useful life discounted cash flow analysis shown herein does not consider the illustrative $4mm of annual G&A synergies the Partnership may be able to achieve from a take-private transaction. As is customary in similar transactions, the valuation analysis contained herein assesses the Partnership on a standalone basis. The previously considered $4mm in annual synergies represents $1.32 per unit of value at a discount rate of 8.50% 1. Excludes share of results from JVs 2. Represents a non-cash add back 3. Based on 50.0% ownership of JV vessels; Upon each JV vessel’s scrap date, its unrestricted cash balance, including vessel scrap proceeds, are assumed to be distributed on pro rata basis

Preliminary Draft – Confidential Valuation of the Common Units Partnership Management Case 6 – Useful Life Discounted Cash Flow Analysis 20 ($ in millions, except per unit and per day data) DCF Sensitivity Spot Recharter Capex Rates JVs: $31,500 $33,250 $35,000 $36,750 $38,500 Lampung: 58,500 61,750 65,000 68,250 71,500 Gallant & Grace: 63,000 66,500 70,000 73,500 77,000 7.50% $3.25 $4.12 $4.99 $5.87 $6.74 8.00% 2.55 3.37 4.18 5.00 5.81 8.50% 1.89 2.66 3.42 4.19 4.95 9.00% 1.28 2.00 2.72 3.44 4.16 9.50% 0.71 1.39 2.06 2.74 3.42 WACC For the Years Ending December 31, '22 '23 '24 '25 '26 '27 '28 '29 '30 '31 '32 '33 '34 '35 '36 '37 '38 '39 '40 '41 '42 '43 '44 '45 '46 '47 '48 '49 '50 '51 EBITDA1 $108 $107 $67 $76 $81 $59 $62 $61 $61 $57 $63 $62 $61 $41 $51 $61 $61 $58 $60 $57 $59 $59 $56 $59 $29 $58 $58 $38 $11 $2 (+) Receipt of Repayment from Lampung Finance Lease2 6 6 ---------------------------- (+) Distributions from JVs3 - 3 3 3 5 5 5 5 6 11 11 11 11 11 11 11 10 10 10 11 11 10 17 10 ------ (+) Vessel Scrap and Sale Proceeds --------------------------- 27 - 14 (–) Repayment / Proceeds of Shareholder Loans (2) 7 3 2 -------------------------- (–) Taxes (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (7) (3) (1) (–) Drydock Capex --(8) (75) (4) --(9) -(5) --(10) -(6) --(12) -(6) --(13) -(7) --(7) -- Unlevered Free Cash Flow $100 $111 $53 ($5) $71 $53 $55 $46 $56 $52 $62 $62 $51 $41 $45 $61 $60 $45 $59 $50 $58 $58 $49 $57 $11 $47 $47 $51 $8 $15 PV of FCF @ 8.50% Discount Rate $95 $98 $43 ($5) $49 $34 $32 $25 $28 $24 $26 $24 $18 $14 $14 $17 $15 $11 $13 $10 $11 $10 $8 $8 $1 $6 $5 $5 $1 $1 Total PV of FCF $639.7 Total Enterprise Value $639.7 (–) Preferred Equity as of 5/20/22 (170.9) (–) Total Debt Outstanding as of 12/31/21 (416.5) (+) Cash and Cash Equivalents as of 12/31/21 61.9 Equity Value $114.3 Common Units Outstanding 33.373 Implied Price per Common Unit $3.42 Source: Partnership Management, FactSet and Bloomberg (as of 5/20/22), Duff & Phelps 2022 Valuation Handbook Note: As compared with the draft of the materials presented to the Committee on May 16, 2022, the useful life discounted cash flow analysis shown herein does not consider the illustrative $4mm of annual G&A synergies the Partnership may be able to achieve from a take-private transaction. As is customary in similar transactions, the valuation analysis contained herein assesses the Partnership on a standalone basis. The previously considered $4mm in annual synergies represents $1.32 per unit of value at a discount rate of 8.50% 1. Excludes share of results from JVs 2. Represents a non-cash add back 3. Based on 50.0% ownership of JV vessels; Upon each JV vessel’s scrap date, its unrestricted cash balance, including vessel scrap proceeds, are assumed to be distributed on pro rata basis

Preliminary Draft – Confidential Valuation of the Common Units Partnership Management Case 7 – Useful Life Discounted Cash Flow Analysis 21 ($ in millions, except per unit and per day data) DCF Sensitivity Spot Recharter Capex Rates JVs: $31,500 $33,250 $35,000 $36,750 $38,500 Lampung: 58,500 61,750 65,000 68,250 71,500 Gallant & Grace: 63,000 66,500 70,000 73,500 77,000 7.50% $9.51 $10.20 $10.89 $11.58 $12.26 8.00% 8.67 9.31 9.95 10.59 11.23 8.50% 7.88 8.48 9.07 9.67 10.27 9.00% 7.14 7.70 8.26 8.81 9.37 9.50% 6.45 6.97 7.49 8.01 8.53 WACC For the Years Ending December 31, '22 '23 '24 '25 '26 '27 '28 '29 '30 '31 '32 '33 '34 '35 '36 '37 '38 '39 '40 '41 '42 '43 '44 '45 '46 '47 '48 '49 '50 '51 EBITDA1 $108 $108 $111 $104 $93 $70 $73 $71 $71 $67 $78 $81 $72 $54 $60 $62 $62 $59 $61 $58 $60 $60 $57 $32 $57 $59 $59 $39 $11 $2 (+) Receipt of Repayment from Lampung Finance Lease2 6 6 6 6 7 7 7 8 8 8 4 ------------------- (+) Distributions from JVs3 - 3 3 3 5 5 5 5 6 11 11 11 11 11 11 11 10 10 10 11 11 10 17 10 ------ (+) Vessel Scrap and Sale Proceeds --------------------------- 27 - 14 (–) Repayment / Proceeds of Shareholder Loans (2) 7 3 2 -------------------------- (–) Taxes (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (11) (7) (3) (1) (–) Drydock Capex --(8) -(4) --(8) -(5) --(84) -(6) --(12) -(6) --(13) -(7) --(7) -- Unlevered Free Cash Flow $100 $112 $103 $104 $90 $71 $74 $65 $75 $70 $82 $81 ($13) $54 $55 $62 $61 $46 $60 $51 $59 $60 $50 $31 $39 $48 $48 $52 $8 $15 PV of FCF @ 8.50% Discount Rate $95 $98 $83 $78 $61 $45 $43 $35 $37 $32 $34 $31 ($4) $18 $17 $17 $16 $11 $13 $10 $11 $10 $8 $5 $5 $6 $5 $5 $1 $1 Total PV of FCF $828.3 Total Enterprise Value $828.3 (–) Preferred Equity as of 5/20/22 (170.9) (–) Total Debt Outstanding as of 12/31/21 (416.5) (+) Cash and Cash Equivalents as of 12/31/21 61.9 Equity Value $302.9 Common Units Outstanding 33.373 Implied Price per Common Unit $9.07 Source: Partnership Management, FactSet and Bloomberg (as of 5/20/22), Duff & Phelps 2022 Valuation Handbook Note: As compared with the draft of the materials presented to the Committee on May 16, 2022, the useful life discounted cash flow analysis shown herein does not consider the illustrative $4mm of annual G&A synergies the Partnership may be able to achieve from a take-private transaction. As is customary in similar transactions, the valuation analysis contained herein assesses the Partnership on a standalone basis. The previously considered $4mm in annual synergies represents $1.32 per unit of value at a discount rate of 8.50% 1. Excludes share of results from JVs 2. Represents a non-cash add back 3. Based on 50.0% ownership of JV vessels; Upon each JV vessel’s scrap date, its unrestricted cash balance, including vessel scrap proceeds, are assumed to be distributed on pro rata basis

Preliminary Draft – Confidential 6.6x 11.0x 8.9x 8.7x 8.1x 7.8x 6.3x 6.6x 9.4x 7.7x 8.2x 7.9x 7.8x 6.7x EV / 2022 EBITDA EV / 2023 EBITDA 0.61x 1.14x 1.06x 0.76x 0.61x NA NA 1.00x P/ NAV Average: 0.89x EV / EBITDA 2022 2023 Mean 8.5x 8.0x Median 8.4x 7.9x Valuation of the Common Units Select Peer Trading Multiples 22 Source: Company filings, FactSet (as of 5/20/22) Note: Research estimates for HMLP, KNOP and EE NAV unavailable; HMLP EBITDA estimates and NAV based on Evercore analysis herein, FLNG NAV based on Pareto (5/2/22) research; DLNG based on Jefferies (5/2/22) research; GLOP based on Jefferies (5/2/22) research; CPLP based on Jefferies (5/2/22) research EV / EBITDA Multiples Price / NAV Per Unit

Preliminary Draft – Confidential Metric Data Applied Multiple Range Implied Valuation Low - High Low - High EV / 2022E EBITDA $107.8 7.0x - 9.0x $754.8 - $970.4 Implied Enterprise Value $754.8 - $970.4 (–) Preferred Equity as of 5/20/22 (170.9) (–) Total Debt Outstanding as of 12/31/21 (416.5) (+) Accumulated Profits of JVs as of 12/31/21 35.7 (+) Cash and Cash Equivalents as of 12/31/21 61.9 Implied Equity Value Range $265.0 - $480.6 Total Common Units Outstanding 33.373 Implied Price per Common Unit $7.94 - $14.40 Metric Data Applied Multiple Range Implied Valuation Low - High Low - High EV / 2023E EBITDA $107.6 6.5x - 8.5x $699.3 - $914.4 Implied Enterprise Value $699.3 - $914.4 (–) Preferred Equity as of 5/20/22 (170.9) (–) Total Debt Outstanding as of 12/31/21 (416.5) (+) Accumulated Profits of JVs as of 12/31/21 35.7 (+) Cash and Cash Equivalents as of 12/31/21 61.9 Implied Equity Value Range $209.5 - $424.7 Total Common Units Outstanding 33.373 Implied Price per Common Unit $6.28 - $12.72 Valuation of the Common Units Select Peer Group Trading 23 Source: Partnership Management, FactSet (as of 5/20/22) EV / 2022E EBITDA EV / 2023E EBITDA ($ in millions, except per unit data)

Preliminary Draft – Confidential Metric Data Applied Multiple Range Implied Valuation Low - High Low - High Net Asset Value $367.9 0.70x - 1.05x $257.5 - $386.3 Implied Equity Value Range $257.5 - $386.3 Total Common Units Outstanding 33.373 Implied Price per Common Unit $7.72 - $11.57 Valuation of the Common Units Select Peer Group Trading ($ in millions, except per unit data) 24 Price / NAV Source: Partnership Management, FactSet (as of 5/20/22)

Preliminary Draft – Confidential Target GCI Global Ship Lease CPLP DryShips Teekay Offshore Diamond S Shipping Golar LNG Partners GasLog Teekay LNG Partners Acquiror Seaspan Poseidon Containers Diamond S SPII Holdings Brookfield International Seaways New Fortress Energy BlackRock Stonepeak Limestone Transaction Value $1,600 $465 $525 $76 $171 $1,015 $1,918 $4,857 $6,160 Consideration Structure Mixed Stock Stock Cash Cash Stock Mixed Cash Cash 9.4x 4.2x 7.4x 10.8x 5.4x 5.0x 6.3x 10.6x 8.6x 3/14/18 10/29/18 11/27/18 8/19/19 10/1/19 3/31/21 1/13/21 2/22/21 10/4/21 Shipping Transaction LNG Transaction Valuation of the Common Units Precedent Transactions – EV / LTM EBITDA ($ in millions) Source: Public filings, press releases, investor presentations, FactSet, CapitalIQ, Wall Street research, Evercore estimates 25 LNG Average: 8.5x All Transactions Average: 7.5x For Reference Only

Preliminary Draft – Confidential Valuation of the Common Units Precedent Transactions ($ in millions, except per unit data) 26 EV / LTM EBITDA Source: Partnership Management, FactSet (as of 5/20/22) Metric Data Applied Multiple Range Implied Valuation Low - High Low - High EV / LTM EBITDA $100.0 7.0x - 10.5x $700.0 - $1,050.1 Implied Enterprise Value $700.0 - $1,050.1 (–) Preferred Equity as of 5/20/22 (170.9) (–) Total Debt Outstanding as of 12/31/21 (416.5) (+) Accumulated Profits of JVs as of 12/31/21 35.7 (+) Cash and Cash Equivalents as of 12/31/21 61.9 Implied Equity Value Range $210.3 - $560.3 Total Common Units Outstanding 33.373 Implied Price per Common Unit $6.30 - $16.79

Preliminary Draft – Confidential Appendix

Preliminary Draft – Confidential Equity Total Debt / Levered Tax Unlevered Company Value Total Debt (1) Total Cap Beta (2) Rate Beta LNG Peers Flex LNG $1,499 $1,605 51.7% 1.13 0.0% 0.54 Knot Offshore Partners LP. 578 1,055 64.6% 0.62 0.0% 0.22 Capital Product Partners 298 1,284 81.1% 0.78 0.0% 0.15 GasLog Partners 268 1,424 84.2% 0.94 0.0% 0.15 Dynagas 141 683 82.9% 0.74 0.0% 0.13 Mean 72.9% 0.84 0.0% 0.24 Hoegh LNG Partners $225 $594 72.6% 0.91 0.0% 0.25 Publicly Traded LNG Peers (1) WACC Analysis Cost of Equity Sensitivities (Peer Mean) WACC Analysis WACC Sensitivities (Peer Mean) Mean (All) Adj. Unlevered Beta 0.24 Total Debt / Total Capitalization (3) 60.0% Tax Rate 0.0% Adjusted Equity Beta 0.59 Risk-Free Rate (4) 3.2% Market Risk Premium (5) 6.2% - 7.5% Size Premium (6) 4.8% Cost of Equity 11.6% - 12.4% Pre-tax Cost of Debt (7) 6.0% After-Tax Cost of Debt 6.0% WACC 8.3% - 8.6% Market Risk Premium @ 6.2% Market Risk Premium @ 7.5% Adj. Unlevered Beta Adj. Unlevered Beta 0.14 0.19 0.24 0.29 0.34 50.0% 9.7% 10.3% 10.9% 11.5% 12.2% 55.0% 9.9% 10.5% 11.2% 11.9% 12.6% 60.0% 10.1% 10.9% 11.6% 12.4% 13.2% 65.0% 10.4% 11.3% 12.2% 13.1% 14.0% 70.0% 10.8% 11.8% 12.9% 13.9% 14.9% Total Debt / Total Cap Market Risk Premium @ 7.5% Adj. Unlevered Beta 0.14 0.19 0.24 0.29 0.34 50.0% 10.0% 10.8% 11.5% 12.2% 13.0% 55.0% 10.2% 11.1% 11.9% 12.7% 13.5% 60.0% 10.5% 11.4% 12.4% 13.3% 14.2% 65.0% 10.9% 11.9% 13.0% 14.1% 15.1% 70.0% 11.4% 12.6% 13.9% 15.1% 16.3% Total Debt / Total Cap Market Risk Premium @ 6.2% Market Risk Premium @ 7.5% Adj. Unlevered Beta Adj. Unlevered Beta 0.14 0.19 0.24 0.29 0.34 50.0% 7.8% 8.1% 8.5% 8.8% 9.1% 55.0% 7.7% 8.0% 8.4% 8.7% 9.0% 60.0% 7.6% 7.9% 8.3% 8.6% 8.9% 65.0% 7.5% 7.8% 8.2% 8.5% 8.8% 70.0% 7.4% 7.8% 8.1% 8.4% 8.7% Total Debt / Total Cap Market Risk Premium @ 7.5% Adj. Unlevered Beta 0.14 0.19 0.24 0.29 0.34 50.0% 8.0% 8.4% 8.7% 9.1% 9.5% 55.0% 7.9% 8.3% 8.7% 9.0% 9.4% 60.0% 7.8% 8.2% 8.6% 8.9% 9.3% 65.0% 7.7% 8.1% 8.5% 8.8% 9.2% 70.0% 7.6% 8.0% 8.4% 8.7% 9.1% Total Debt / Total Cap Source: Partnership filings, FactSet and Bloomberg (5/20/22), Duff & Phelps 2022 Valuation Handbook Note: Excelerate Energy excluded from analysis due to recency of its initial public offering 1. Includes corporate debt, lease liabilities and preferred equity as of 12/31/2021 2. Bloomberg 2-year weekly adjusted beta against the S&P 500 index 3. Based on average projected HMLP capital structure from 2022 to 2025 4. U.S. Treasury 20-year note current yield to maturity as of 5/20/2022 5. Low end of range represents Duff & Phelps’ long-horizon expected equity risk premium (supply-side), defined as historical equity risk premium minus price-to-earnings ratio calculated using three-year average earnings; high end of range represents Duff & Phelps’ long-horizon expected equity risk premium (historical), defined as large company stock total return minus long-term government bond income returns 6. Size premium per Duff & Phelps 2022 report, based on the decile breakdown for approximate equity valuation range of $10 – $289 million 7. Cost of debt is calculated based on HMLP’s 2022 blended interest rate; includes preferred equity dividend rate 27 ($ in millions)

Preliminary Draft – Confidential Excelerate Energy – Broker Growth Estimates Source: FactSet (5/20/22) 28 ($ in millions, except per share data) Broker Forecasted EBITDA Broker Forecasted Dividends per Share $0.08 $0.11 $0.13 $0.24 2022E 2023E 2024E 2025E $262 $308 $339 $502 2022E 2023E 2024E 2025E 24.1% CAGR 41.5% CAGR